Exhibit 4.1

QUEPASA CORPORATION
AMENDMENT TO THE AMENDED AND
RESTATED 2006 STOCK INCENTIVE PLAN

This Amendment to the Amended and Restated 2006 Stock Incentive Plan amends Section 5.1 of the plan to increase the authorized shares available for grant by 2,000,000 shares.